Exhibit 10.3.3

INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “Agreement”), dated as of June 25, 2007, by and among (a) each of the Borrowers listed on Schedule I hereto (each such Borrower, individually, a “Grantor” and, collectively, the “Grantors”) and (b) BANK OF AMERICA, N.A., a national banking association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties (as defined in the Credit Agreement referred to below), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.

WITNESSETH:

WHEREAS, reference is made to that certain Credit Agreement, dated as of June 25, 2007 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrowers from time to time party thereto, (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and (iv) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, pursuant to which the Lenders have agreed to make Loans to the Borrowers, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrowers, upon the terms and subject to the conditions specified in the Credit Agreement; and

WHEREAS, the obligations of the Lenders to make Loans and of the L/C Issuer to issue Letters of Credit are each conditioned upon, among other things, the execution and delivery by the Grantors of (i) that certain Security Agreement, dated as of June 25, 2007 (as amended, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for its own benefit and the benefit of the other Credit Parties) a security interest in and to the Collateral (as defined herein), and (ii) an agreement in the form hereof, pursuant to which each Grantor grants to the Collateral Agent (for its own benefit and the benefit of the other Credit Parties) a security interest in and to the IP Collateral (as defined herein), in order to secure the Secured Obligations (as defined herein).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Collateral Agent, on its own behalf and on behalf of the other Credit Parties (and each of their respective successors or assigns), hereby agree as follows:

SECTION 1. Definitions.

1.1 Generally. All references herein to the UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of the security interest in any IP

Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

1.2 Definition of Certain Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall have the meaning assigned to such term in the preamble of this Agreement.

“Copyrights” shall mean all copyrights and like protections in each work of authorship or derivative work thereof of any Grantor, whether registered or unregistered and whether published or unpublished, including, without limitation, the United States copyright registrations and copyright applications listed on EXHIBIT A annexed hereto and made a part hereof, together with any goodwill of the business connected with, and symbolized by, any of the foregoing.

“Copyright Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Copyright, including, without limitation, the agreements listed on EXHIBIT A annexed hereto and made a part hereof.

“Copyright Office” shall mean the United States Copyright Office or any other federal governmental agency which may hereafter perform its functions.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Grantor” and “Grantors” shall have the meaning assigned to such terms in the preamble of this Agreement.

“Intellectual Property” shall have the meaning assigned to such term in SECTION 3 of this Agreement.

“IP Collateral” shall have the meaning assigned to such term in SECTION 2 of this Agreement.

“Lender” and “Lenders” shall have the meaning assigned to such terms in the preliminary statement of this Agreement.

“Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and any other license providing for the grant by or to any Grantor of any right under any Intellectual Property.

“Patents” shall mean all patents and applications for patents of any Grantor, and the inventions and improvements therein disclosed, and any and all divisions, revisions, reissues and continuations, continuations-in-part, extensions, and reexaminations of said patents including, without limitation, the United States patent registrations and patent applications listed on EXHIBIT B annexed hereto and made a part hereof.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent, including, without limitation, the agreements listed on EXHIBIT B annexed hereto and made a part hereof.

“PTO” shall mean the United States Patent and Trademark Office or any other federal governmental agency which may hereafter perform its functions.

“Secured Obligations” shall mean the Obligations (as defined in the Credit Agreement); provided, however, that Obligations which constitute Other Liabilities shall be Secured Obligations solely to the extent that there is sufficient IP Collateral following satisfaction of the obligations described in clause (a) of the definition of Obligations.

“Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademarks” shall mean all trademarks, trade names, corporate names, company names, domain names, business names, fictitious business names, trade dress, trade styles, service marks, designs, logos and other source or business identifiers of any Grantor, whether registered or unregistered, including, without limitation, the United States trademark registrations and trademark applications listed on EXHIBIT C annexed hereto and made a part hereof, together with any goodwill of the business connected with, and symbolized by, any of the foregoing.

“Trademark Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Trademark, including, without limitation, the agreements listed on EXHIBIT C annexed hereto and made a part hereof.

1.3 Rules of Interpretation. The rules of interpretation specified in Sections 1.02 through 1.06 of the Credit Agreement shall be applicable to this Agreement.

SECTION 2. Grant of Security Interest. In furtherance and as confirmation of the Security Interest (as defined in the Security Agreement) granted by the Grantors to the Collateral Agent (for its own benefit and the benefit of the other Credit Parties) under the Security Agreement, and as further security for the payment or performance, as the case may be, in full of the Secured Obligations, each of the Grantors hereby ratifies such Security Interest and grants to the Collateral Agent (for its own benefit and the benefit of the other Credit Parties) a continuing security interest, with a power of sale (which power of sale shall be exercisable only following the occurrence and during the continuance of an Event of Default), in all of the present and future right, title and interest of such Grantor in and to the following property, and each item thereof, whether now owned or existing or hereafter acquired or arising, together with all products, proceeds, substitutions, and accessions of or to any of the following property (collectively, the “IP Collateral”):

(a) All Copyrights and Copyright Licenses;

(b) All Patents and Patent Licenses;

(c) All Trademarks and Trademark Licenses;

(d) All other Licenses;

(e) All renewals of any of the foregoing;

(f) All trade secrets, know-how and other proprietary information; works of authorship and other copyright works (including copyrights for computer programs), and all tangible and intangible property embodying the foregoing; inventions (whether or not patentable) and all improvements thereto; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases, and other physical manifestations, embodiments or incorporations of any of the foregoing, and any Licenses in any of the foregoing, and all other Intellectual Property and proprietary rights;

(g) All General Intangibles connected with the use of, or related to, any and all Intellectual Property (including, without limitation, all goodwill of each Grantor and its business, products and services appurtenant to, associated with, or symbolized by, any and all Intellectual Property and the use thereof);

(h) All income, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including, without limitation, payments under all Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations or dilutions thereof;

(i) The right to sue for past, present and future infringements, misappropriations, and dilutions of any of the foregoing; and

(j) All of the Grantors’ rights corresponding to any of the foregoing throughout the world.

SECTION 3. Protection of Intellectual Property By Grantors. Except as set forth below in this SECTION 3, each of the Grantors shall undertake the following with respect to each of the items respectively described in Sections 2(a), (b), (c), (d), (e), (f) and (g) (collectively, the “Intellectual Property”):

(a) Pay all renewal fees and other fees and costs associated with maintaining the Intellectual Property and with the processing and prosecution of the Intellectual Property and take all other steps reasonably necessary to maintain each registration of the Intellectual Property, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Take all actions reasonably necessary to prevent any of the Intellectual Property from becoming forfeited, abandoned, dedicated to the public, invalidated or impaired in any way, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) At the Grantors’ sole cost, expense, and risk, pursue the processing and prosecution of each application for registration which is the subject of the security interest created herein and not abandon or delay any such efforts, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) At the Grantors’ sole cost, expense, and risk, take any and all action which the Grantors reasonably deem necessary or desirable under the circumstances to protect the Intellectual Property from infringement, misappropriation or dilution, including, without limitation, the prosecution and defense of infringement actions, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4. Grantors’ Representations and Warranties. In addition to any representations and warranties contained in any of the other Loan Documents, each Grantor represents and warrants that:

(a) EXHIBIT A is a true, correct and complete list of all United States Copyrights owned by such Grantor and all Copyright Licenses to which such Grantor is a party as of the date hereof.

(b) EXHIBIT B is a true, correct and complete list of all United States Patents owned by such Grantor and all Patent Licenses to which such Grantor is a party as of the date hereof.

(c) EXHIBIT C is a true, correct and complete list of all United States Trademarks owned by such Grantor and all Trademark Licenses to which such Grantor is a party as of the date hereof.

(d) Except as set forth in EXHIBITS A, B and C, none of the Intellectual Property owned by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor as of the date hereof.

(e) All IP Collateral owned by such Grantor is, and shall remain, free and clear of all Liens, encumbrances, or security interests in favor of any Person, other than Permitted Encumbrances.

(f) Such Grantor owns, or is licensed to use, all Intellectual Property reasonably necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use by such Grantor of any of its Intellectual Property, or the validity or effectiveness of any of its Intellectual Property, that could reasonably be expected to have a Material Adverse Effect. Such Grantor considers that the use by such Grantor of the Intellectual Property does not infringe the rights of any Person in any material respect. No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(g) Such Grantor shall give the Collateral Agent prompt written notice, with reasonable detail, following the occurrence of any of the following:

(i) Such Grantor’s obtaining rights to, and filing applications for registration of, any new Intellectual Property, or otherwise acquiring ownership of any registered Intellectual Property (other than the acquisition by such Grantor of the right to sell products containing the trademarks of others in the ordinary course of such Grantor’s business).

(ii) Such Grantor’s becoming entitled to the benefit of any registered Intellectual Property whether as licensee or licensor (other than commercially available off the shelf computer programs, products or applications and such Grantor’s right to sell products containing the trademarks of others in the ordinary course of such Grantor’s business).

(iii) Such Grantor’s entering into any new Licenses with respect to the Intellectual Property (other than commercially available off the shelf computer programs, products or applications and such Grantor’s right to sell products containing the trademarks of others in the ordinary course of such Grantor’s business).

(iv) Such Grantor’s knowing, or having reason to know, that any application or registration relating to any Intellectual Property may, other than as provided in SECTION 3 above, become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the PTO, the Copyright Office or any court or tribunal) regarding such Grantor’s ownership of, or the validity or enforceability of, any Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

SECTION 5. Agreement Applies to Future Intellectual Property.

(a) The provisions of this Agreement shall automatically apply to any such additional property or rights described in subsections (i), (ii), (iii), and (iv) of SECTION 4(g), above, all of which shall be deemed to be and treated as “Intellectual Property” within the meaning of this Agreement. Upon the acquisition by any Grantor of any additional Intellectual Property, such Grantor shall promptly deliver to the Collateral Agent an updated EXHIBIT A, B, and/or C (as applicable) to this Agreement and hereby authorizes the Collateral Agent to file, at such Grantor’s expense, such updated Exhibit as set forth in SECTION 5(b).

(b) Each of the Grantors shall execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any Intellectual Property (including, without limitation, filings with the PTO, the Copyright Office or any similar office), and each of the Grantors hereby constitutes the Collateral Agent as its attorney-in-fact to execute and file all such writings for the foregoing purposes, all such acts of such attorney being hereby ratified and confirmed; provided, however, that the Collateral Agent’s taking of such action shall not be a condition to the creation or perfection of the security interest created hereby.

SECTION 6. Grantors’ Rights To Enforce Intellectual Property. Prior to the occurrence of an Event of Default, the Grantors shall have the exclusive right to sue for past, present and future infringement of the Intellectual Property, including the right to seek injunctions and/or money damages in an effort by the Grantors to protect the Intellectual Property against encroachment by third parties, provided, however, that:

(a) The Grantors provide the Collateral Agent with written notice of the Grantors’ institution of any legal proceedings for enforcement of any Intellectual Property, the infringement of which could reasonably be expected to have a Material Adverse Effect.

(b) Any money damages awarded or received by the Grantors on account of such suit (or the threat of such suit) shall constitute IP Collateral.

(c) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent, by notice to the Grantors, may terminate or limit the Grantor’s rights under this SECTION 6.

SECTION 7. Collateral Agent’s Actions To Protect Intellectual Property. In the event of

(a) any Grantor’s failure, within thirty (30) days of written notice from the Collateral Agent, to cure any failure by such Grantor to observe or perform any of such Grantor’s covenants, agreements or other obligations hereunder; and/or

(b) the occurrence and continuance of any other Event of Default,

the Collateral Agent, acting in its own name or in that of any Grantor, may (but shall not be required to) act in any Grantor’s place and stead and/or in the Collateral Agent’s own right in connection therewith.

SECTION 8. Rights Upon Default. Upon the occurrence and during the continuance of an Event of Default, in addition to all other rights and remedies, the Collateral Agent may exercise all rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of New York, with respect to the Intellectual Property, in addition to which the Collateral Agent may sell, license, assign, transfer, or otherwise dispose of the Intellectual Property, subject to those restrictions to which such Grantor is subject under applicable Law and by contract. Any person may conclusively rely upon an affidavit of an officer of the Collateral Agent that an Event of Default has occurred and that the Collateral Agent is authorized to exercise such rights and remedies.

SECTION 9. Collateral Agent As Attorney-In-Fact.

(a) Each of the Grantors hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as and for such Grantor’s true and lawful agent and attorney-in-fact, effective following the occurrence and during the continuance of any Event of Default, and in such capacity the Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the other Credit Parties:

(i) To supplement and amend from time to time EXHIBITS A, B and C of this Agreement to include any newly developed, applied for, registered, or acquired Intellectual Property of such Grantor and any intent-to-use Trademark applications for which a statement of use or an amendment to allege use has been filed and accepted by the PTO.

(ii) To exercise any of the rights and powers referenced herein.

(iii) To execute all such instruments, documents, and papers as the Collateral Agent reasonably determines to be necessary or desirable in connection with the exercise of such rights and remedies and to cause the sale, license, assignment, transfer, or other disposition of the Intellectual Property, subject to those restrictions to which such Grantor is subject under applicable Law and by contract.

(b) The power of attorney granted herein, being coupled with an interest, shall be irrevocable until this Agreement is terminated in writing by a duly authorized officer of the Collateral Agent.

(c) The Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by SECTION 9(a), but if the Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Grantor for any act or omission to act, except where a court of competent jurisdiction determines by final and nonappealable judgment that the subject act or omission to act has resulted from the gross negligence or willful misconduct of the Collateral Agent.

SECTION 10. Collateral Agent’s Rights. Any use by the Collateral Agent of the Intellectual Property, as authorized hereunder in connection with the exercise of the Collateral Agent’s rights and remedies under this Agreement, the Credit Agreement and the Security Agreement shall be coextensive with the Grantor’s rights thereunder and with respect thereto and without any liability for royalties or other related charges.

SECTION 11. Intent. This Agreement is being executed and delivered by the Grantors for the purpose of registering and confirming the grant of the security interest of the Collateral Agent in the IP Collateral with the PTO and the Copyright Office. It is intended that the security interest granted pursuant to this Agreement is granted as a supplement to, and not in limitation of, the Security Interest (as defined in the Security Agreement) granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, under the Security Agreement. All provisions of the Security Agreement (including, without limitation, the rights, remedies, powers, privileges and discretions of the Collateral Agent thereunder) shall apply to the IP Collateral. In the event of a conflict between this Agreement and the Security Agreement, the terms of this Agreement shall control with respect to the IP Collateral and the terms of the Security Agreement shall control with respect to all other Collateral.

SECTION 12. Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest in the IP Collateral granted pursuant to this Agreement and the rights and remedies created hereby or the validity or priority of such security interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interest and the filing of any financing statements or other documents in connection herewith or therewith.

SECTION 13. Termination; Release of IP Collateral. Except for those provisions which expressly survive the termination thereof, this Agreement and the security interest granted herein shall terminate when (i) the Commitments have expired or been terminated, (ii) all of the Secured Obligations have been paid in full in cash or otherwise satisfied, (iii) all L/C Obligations have been reduced to zero (or fully cash collateralized in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent), and (iv) the L/C Issuer has no further obligation to issue Letters of Credit under the Credit Agreement, at which time the Collateral Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all UCC termination statements, releases and similar documents that the Grantors shall reasonably request to evidence such termination; provided, however, that the Credit Agreement, this Agreement, and the security interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Grantor. Any execution and delivery of termination statements, releases or other documents pursuant to this SECTION 13 shall be without recourse to, or warranty by, the Collateral Agent or any other Credit Party.

SECTION 14. Choice of Laws. It is intended that all rights and obligations under this Agreement, including matters of construction, validity, and performance, shall be governed by the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

GRANTORS:	BORROWERS:

COST PLUS, INC.

	By:	/s/ Tom Willardson
	Name:	Thomas D. Willardson
	Title:	Executive Vice President and CFO

COST PLUS OF TEXAS, INC.

	By:	/s/ Linda Nartz
	Name:	Linda Nartz
	Title:	VP and Secretary

COST PLUS OF IDAHO, INC.

	By:	/s/ Tom Willardson
	Name:	Thomas D. Willardson
	Title:	President, VP, Treasurer

COST PLUS MANAGEMENT SERVICES, INC.

	By:	/s/ Barry Feld
	Name:	Barry J. Feld
	Title:	President, CEO, CFO and Secretary

COLLATERAL AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Stephen Garvin
	Name:	Stephen Garvin
	Title:	Managing Director

S-1

Intellectual Property Security Agreement

SCHEDULE I

Borrowers

Cost Plus, Inc.

Cost Plus of Texas, Inc.

Cost Plus of Idaho, Inc.

Cost Plus Management Services, Inc.

Schedule I

EXHIBIT A

List of Copyrights and Copyright Licenses

Copyright Registrations

Grantor	Title	Serial No.	Reg./App. Number	Reg./App. Date

Copyright Licenses

Grantor	Licensor/ Licensee[1]	Title	Serial No.	Reg./App. Number	Reg./App. Date

[1]	Non-Grantor party to licensing arrangement. Please specify whether such non-Grantor is licensor or licensee.

Exhibit A

EXHIBIT B

List of Patents and Patent Licenses

Patent Registrations

Grantor	Title	Serial No.	Reg./App. Number	Reg./App. Date

Patent Licenses

Grantor	Licensor/ Licensee[2]	Title	Serial No.	Reg./App. Number	Reg./App. Date

[2]	Non-Grantor party to licensing arrangement. Please specify whether such non-Grantor is licensor or licensee.

Exhibit B

EXHIBIT C

List of Trademarks and Trademark Licenses

Trademark Registrations

Registered Owner of Trademark or Servicemark	Trademark or Servicemark	Country	Reg./App. Number	Reg./App. Date

Trademark Licenses

Grantor	Licensor/ Licensee[3]	Trademark or Servicemark	Country	Reg./App. Number	Reg./App. Date

[3]	Non-Grantor party to licensing arrangement. Please specify whether such non-Grantor is licensor or licensee.

Exhibit C